Exhibit 5.1

Suite 2800, 1100 Peachtree Street Atlanta, GA 30309-4528 t 404 815 6500 f 404 815 6555

May 23, 2013	direct dial 404 815 6051 direct fax 404 541 3188 deaton@kilpatricktownsend.com

Reynolds American Inc.

  and the Guarantors set forth on Schedule I

401 North Main Street

Winston-Salem, North Carolina 27101

Re:	Reynolds American Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Reynolds American Inc., a North Carolina corporation (“RAI”), and RAI’s subsidiaries, American Snuff Company, LLC, a Delaware limited liability company, Conwood Holdings, Inc., a Delaware corporation, Reynolds Finance Company, a Delaware corporation, Reynolds Innovations Inc., a North Carolina corporation, R. J. Reynolds Global Products, Inc., a Delaware corporation, R. J. Reynolds Tobacco Co., a Delaware corporation, R. J. Reynolds Tobacco Company, a North Carolina corporation, R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation, RAI Services Company, a North Carolina corporation, Rosswil LLC, a Delaware limited liability company, and Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation (each, a “Guarantor” and, collectively, the “Guarantors”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”), filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), relating to the offering by RAI from time to time of an indeterminate amount of its debt securities (the “Debt Securities”). The Debt Securities will be issued pursuant to an indenture dated as of May 31, 2006, as amended by a first supplemental indenture dated as of September 30, 2006 and a second supplemental indenture dated as of February 6, 2009 (as amended, the “2006 Indenture”), among RAI, as issuer, the Guarantors, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The 2006 Indenture provides for the guarantee of the payment of the Debt Securities, as and to the extent set forth therein (the “Guarantees”), by the Guarantors. The Registration Statement also relates to the offering by the Guarantors from time to time of the Guarantees. The offering of the Debt Securities and the Guarantees will be made as set forth in the prospectus contained in the Registration Statement (the “Prospectus”), as that prospectus is supplemented by one or more prospectus supplements from time to time.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, certificates of corporate officers and

ATLANTA  AUGUSTA  CHARLOTTE  DENVER  LOS ANGELES  NEW YORK  RALEIGH  SAN DIEGO  SAN FRANCISCO

SEATTLE  SHANGHAI  SILICON VALLEY  STOCKHOLM  TOKYO  WALNUT CREEK  WASHINGTON  WINSTON-SALEM

Reynolds American Inc.

May 23, 2013

government officials, instruments and other documents, as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of RAI, the Guarantors and others, without independent verification of their accuracy.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than RAI and the Guarantors) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become and remain effective, will not be subject to any stop order and will comply with all applicable laws; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities to be offered for sale thereby and any related Guarantees offered thereby in accordance with all applicable laws; (iii) all Debt Securities and any Guarantees will be issued and sold in compliance with all applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; and (iv) a definitive underwriting or similar agreement with respect to Debt Securities and any related Guarantees offered will have been duly authorized and validly executed and delivered by RAI, any Guarantor and the other parties thereto.

In rendering our opinions below, we have also assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the 2006 Indenture; (ii) the 2006 Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the 2006 Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the 2006 Indenture; and (v) the Debt Securities (which include any Guarantees) will be duly authenticated by the Trustee in the manner provided in the 2006 Indenture.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.        With respect to the Debt Securities to be offered and sold pursuant to the Registration Statement, such Debt Securities will constitute valid and binding obligations of RAI, enforceable against RAI in accordance with their terms, if, at the time of issuance of such Debt Securities (i) the 2006 Indenture is in full force and effect and is duly qualified under the Trust Indenture Act of 1939, as amended, (ii) the Board of Directors of RAI or a duly constituted

Reynolds American Inc.

May 23, 2013

and acting committee thereof or any officers of RAI delegated such authority have taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters and (iii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the 2006 Indenture and the applicable definitive underwriting or similar agreement, upon payment of the consideration therefor provided for therein.

2.        With respect to the Guarantees to be issued and sold pursuant to the Registration Statement, the Guarantees will constitute valid and binding obligations of the respective Guarantor, enforceable against such Guarantor in accordance with its terms, at such time as (i) the 2006 Indenture is in full force and effect and is duly qualified under the Trust Indenture Act of 1939, as amended, (ii) the Board of Directors of each Guarantor or similar governing body with respect to Guarantors organized as limited liability companies, or a duly constituted and acting committee thereof or any officers delegated such authority have taken all necessary corporate action to approve the issuance and terms of such Guarantees, the terms of the offering thereof and related matters and (iii) the Debt Securities are executed by RAI and authenticated by the Trustee and executed by each Guarantor in accordance with the provisions of the 2006 Indenture.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law), the Delaware Limited Liability Company Act, the laws of the State of North Carolina, the laws of the State of New York and the laws of the State of New Mexico. With respect to all matters governed by the laws of the State of New Mexico, we have relied upon the opinion of special counsel for Santa Fe Natural Tobacco Company, Inc., a copy of which has been filed as Exhibit 5.2 to the Registration Statement. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Our opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith fair dealing and reasonableness in the interpretation and enforcement of contracts and the discretion of the court before which any proceeding may be brought, and the application of such principles to limit the availability of equitable remedies such as specific performance.

This opinion has been prepared for your use in connection with the Registration Statement pursuant to the requirements of the 1933 Act and the rules and regulations promulgated thereunder. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Reynolds American Inc.

May 23, 2013

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/David M. Eaton
David M. Eaton, a Partner

SCHEDULE I

American Snuff Company, LLC	R. J. Reynolds Tobacco Co.
5106 Tradeport Drive	401 North Main Street
Memphis, TN 38141	Winston-Salem, NC 27101

Conwood Holdings, Inc.	R. J. Reynolds Tobacco Company
401 North Main Street	401 North Main Street
Winston-Salem, NC 27101	Winston-Salem, NC 27101

Reynolds Finance Company	R.J. Reynolds Tobacco Holdings, Inc.
1007 North Orange Street, Suite 1402	401 North Main Street
Wilmington, DE 19801	Winston-Salem, NC 27101

Reynolds Innovations Inc.	RAI Services Company
401 North Main Street	401 North Main Street
Winston-Salem, NC 27101	Winston-Salem, NC 27101

R. J. Reynolds Global Products, Inc.	Rosswil LLC
401 North Main Street	813 Ridge Lake Boulevard
Winston-Salem, NC 27101	Memphis, TN 38120

Santa Fe Natural Tobacco Company, Inc.
One Plaza La Prensa
Santa Fe, NM 87507